Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 1, 2021 (except Note 1 and Note 23, as to which the date is August 25, 2021) in the Registration Statement (Form S-1 No. 333-XXXXX) and the related Prospectus of Diversey Holdings, Ltd. for the registration of 15,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Charlotte, North Carolina
November 8, 2021